                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE
---------------------


THRIFT MANAGEMENT, INC. ANNOUNCES SUCCESSFUL FINANCING


         Hallandale, FL - March 27, 2000 - Thrift Management, Inc. announced today that it has closed on a $1,000,000 private offering of its 7% Convertible Debentures.

         The Convertible Debentures bear interest at a rate of 7% per annum and are convertible at the option of the holder at any time into the company's common stock at a rate based on the average closing bid price for the company's common stock. The Convertible Debentures automatically convert after three years. In addition, the company may redeem the Convertible Debentures upon 20 days' notice to the holder.

         "This financing is a lynchpin in the our strategy to launch our website, collectiblesandart.com, in the next 90 days," says Marc Douglas, the company's chairman of the board and chief executive officer. Mr. Douglas said that a portion of the net proceeds will be used for marketing and promotion of the website.

         The Convertible Debentures were issued pursuant to an exemption from the registration provisions of the Securities Act of 1933, and therefore may not be resold without future registration under the Securities Act or an applicable exemption therefrom.

         Forward looking statements (statements that are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks uncertainties detailed in Thrift Management, Inc. filings with the U.S. Securities and Exchange Commission.



For more information contact:

Steve Wiley
CFO, Thrift Management, Inc.
(954) 985-8430